UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2008

STANLEY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33083 (Commission File Number)	11-3658790 (IRS Employer Identification Number)

3101 Wilson Boulevard, Suite 700
Arlington, Virginia	22201
(Address of Principal Executive Offices)	(Zip Code)

(703) 684-1125

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.              Completion of Acquisition or Disposition of Assets.

On July 15, 2008, Stanley, Inc. (the “Company”) completed its acquisition of Oberon Associates, Inc. (“Oberon”), an engineering, intelligence operations and information technology services company. The acquisition was consummated pursuant to an Agreement and Plan of Merger, dated June 10, 2008 (the “Merger Agreement”), by and among the Company, Oberon, Omaha Acquisition Corporation, a newly-formed and wholly-owned subsidiary of the Company (“Merger Sub”), and certain shareholders of Oberon. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Oberon, with Oberon continuing as the surviving corporation and as the Company’s wholly-owned subsidiary (the “Merger”).

Under the terms of the Merger Agreement, the Company acquired all of the outstanding equity interests in Oberon for a purchase price of approximately $170 million, net of approximately $3 million of cash acquired (the “Purchase Price”). This amount is subject to review in the 60 calendar days following the closing and is potentially subject to further net working capital and other adjustments based on the results of that review.

In addition, approximately $19 million of the Purchase Price was placed into escrow to satisfy, among other things, potential indemnification and net working capital obligations and to satisfy potential expenses of the representative of the former Oberon shareholders.

The Purchase Price paid in connection with the closing of the Oberon acquisition was funded from borrowings under the Company’s amended and restated credit agreement dated October 10, 2007 (the “Credit Agreement”), as described in Item 2.03 below.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 10, 2008, which is incorporated herein by reference.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 15, 2008, the Company exercised, in part, the accordion option feature under the Credit Agreement to increase the aggregate commitment under the revolving credit facility contemplated by the Credit Agreement by $69.1 million.  The exercise of the accordion feature increased the amount of the lenders’ current aggregate commitment under the facility from $186.5 million to $255.6 million, which facility as a result includes a $219.1 million revolving credit facility and a $36.5 million term loan.

Immediately following the foregoing exercise of the accordion feature under the Credit Agreement, the Company borrowed $174.0 million under the revolving credit facility and used the proceeds to fund the Purchase Price in connection with its acquisition of Oberon described in Item 2.01 above. In addition, the Company paid aggregate lender fees equal to $0.6 million in connection with the exercise of the accordion feature.

As previously disclosed, the Company entered into the Credit Agreement on October 10, 2007 with a group of lenders for which SunTrust Robinson Humphrey, Inc. acted as sole book manager and lead arranger, SunTrust Bank acted as administrative agent and M&T Bank and BB&T Bank acted as co-documentation agents. In connection with the exercise of the accordion feature described above, three of the original lenders under the Credit Agreement elected to increase their respective commitments under the credit facility and three new lenders became party to the Credit Agreement.  In addition, Oberon was added as a subsidiary loan party under the Credit Agreement. The term loan commitment under the

Credit Agreement matures on January 31, 2012 and the revolving commitment facility matures on October 31, 2012.

As previously disclosed, prior to the Company’s partial exercise of the accordion feature described above, under the terms of the Credit Agreement the Company was entitled to request an increase in the size of the credit facility by an aggregate amount not greater than $125 million.  As a result of the partial exercise of the accordion feature, the Company is entitled under the terms of the Credit Agreement to request a further increase in the size of the credit facility by an additional amount not greater than approximately $56 million in the aggregate.

As previously disclosed, the variable interest rate on the Credit Agreement is based on one of the following: (1) the LIBOR rate or Index rate (as defined in the Credit Agreement) for the interest period designated by the Company (customarily the 30-day rate) plus 0.75% to 1.50%, as determined by the Company’s applicable margin at different points in time; or (2) the greater of (a) the prime rate of the lender then acting as the administrative agent plus 0.0% to 0.375%, as determined by the Company’s applicable margin at different points in time or (b) the Federal Funds Rate (as defined in the Credit Agreement) plus 0.50%, plus 0.0% to 0.375%, as determined by the Company’s applicable margin at different points in time. The facility also carries a quarterly fee that is based on the unused amount of the facility multiplied by a per annum rate of 0.15% to 0.30%.

Under the Credit Agreement, the Company must comply with customary operating covenants. In addition, the Credit Agreement contains financial covenants, which are summarized as follows:

•      a fixed charge coverage ratio as of the end of any fiscal quarter of not less than 1.35 to 1.00, based upon the ratio of (i) consolidated EBITDA (as defined in the Credit Agreement) less the actual amount paid by the Company and its subsidiaries in cash on account of capital expenditures and the actual amount of federal, state and local income taxes paid by the Company and its subsidiaries to (ii) consolidated fixed charges, in each case measured for the four consecutive fiscal quarters ending on or immediately prior to such date; and

•      a maximum leverage ratio based upon the ratio of (i) consolidated total debt to (ii) consolidated EBITDA, which requires the Company to maintain a ratio of not greater than 3.75 to 1.00 for each fiscal quarter, commencing with the fiscal quarter ending September 30, 2007.

All outstanding principal and accrued interest and fees under the Credit Agreement could, at the option of the lender, become immediately due and the facility could be terminated upon events of default, including, among other things, noncompliance with financial covenants, failure to make required payments on the Credit Agreement or other material loans of the Company, or bankruptcy.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the SEC on May 28, 2008, which is incorporated herein by reference.

Item 8.01.              Other Events

On July 15, 2008, the Company issued a press release announcing the completion of the transaction contemplated by the Merger Agreement and the partial exercise of the accordion option feature under the Credit Agreement.  A copy of the Company’s press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information contained in this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01.              Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired.

The financial statements of Oberon for the periods specified in Rule 3-05(b) of Regulation S-X and an accountant’s report provided pursuant to Rule 2-02 of Regulation S-X will be filed by amendment to this Form 8-K not later than 71 calendar days after the date that this initial report on Form 8-K was required to have been filed.

(b)   Pro Forma Financial Information.

Pro forma financial information required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Form 8-K not later than 71 calendar days after the date that this initial report on Form 8-K was required to have been filed.

(c)   Not applicable.

(d)   Exhibits.

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

Exhibit Number	Description

99.1	Press Release, dated July 15, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY, INC.

Date: July 15, 2008	By:	/s/ Brian J. Clark
Brian J. Clark
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated July 15, 2008